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                               OVERLAND DATA, INC.

              SCOTT McCLENDON NON-QUALIFIED STOCK OPTION AGREEMENT

                                October 16, 1991

   Overland Data, Inc., a California corporation (the "Company"), hereby grants to SCOTT McCLENDON, (the "Optionee"), an option to purchase 202,380 shares of the Company's common stock at $.80 per share, subject to the terms and conditions hereinafter set forth. In no event shall options under the Plan be treated as Incentive Stock Options under Section 422A of the Internal Revenue Code of 1986, as amended.


                              Terms and Conditions

   1. Option Period and Limitation of Exercise.

   Subject to the provisions of Section 5 below, this option may be exercised as follows:

          40,476 shares on October 1992
          An additional 3,373 shares on the first day of each month thereafter for 48 months (through September 1996;

  provided, however, that no option shall be exercisable after the expiration of ten years from the date of grant.

   2. Method of Exercise.

   This option may be exercised in whole or in part and from time to time by delivery to the Company of written notice of exercise, directed to the attention of the Treasurer, Secretary or Assistant Secretary, from the Optionee or his personal representative, devisee or heir, as the case may be, accompanied by this Stock Option Agreement and payment in full of the amount equal to the total purchase price of the shares purchased; provided, however, that the Company shall not be required to issue shares under this option when exercised by any person other than the Optionee until it has received satisfactory evidence of the legal right of such other person to exercise the Option. In the event of partial exercise of this option, the Company shall endorse hereon the number of shares purchased and the number of shares remaining and shall return this Agreement to the appropriate holder.

   3. Issuance of Shares.

   As soon as practicable after receipt of notice of exercise of this option and payment for the shares being purchased, the Company shall, without expense to the person making such exercise, deliver to Optionee or other person entitled thereto, a certificate or certificates for the shares being purchased; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with applicable requirements under any law or regulation applicable to the issuance of transfer of such shares. If any such requirements prevent, directly or indirectly, the issuance or transfer of such shares after diligent effort by the Company to comply therewith, the Company shall have no further obligation, in damages or otherwise, to the Optionee or his successor hereunder.

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  4. Adjustments. In the event of any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate or capital structure (not including the issuance of additional shares of any class of the Company's stock for adequate consideration received by the Company), appropriate adjustment shall be made by the Board in the number of shares and the price per share subject to outstanding options, and in the number of shares and the par value thereof of the aggregate number of shares available for such options as set forth in Section 2 hereof. Such adjustment shall be made so that the Plan and options theretofore or thereafter to be issued thereunder shall remain substantially the same as before such change, and so that the benefits receivable under any outstanding option shall not be increased or decreased from those which the optionee had before such change. The determination of any such adjustment by the Board shall be final, binding and conclusive. Anything herein contained to the contrary notwithstanding, upon the dissolution of the Company, or upon any merger or consolidation of the Company where the Company is not the surviving corporation and the surviving corporation does not agree to exchange its options for options granted under the Plan, all options granted under the Plan shall terminate and thereupon become null and void; but the optionee shall have the right immediately prior to such dissolution, merger or consolidation, to exercise any such option without regard to any otherwise applicable restriction as to time of exercise, other than expiration of the Option Period.

   5. Effect of Termination of Optionee

   a. If Optionee ceases to be a director, officer or employee of the Company, for any reason other than by reason of death, permanent disability, or termination for cause, Optionee may exercise his options in accordance with their terms only for a period of thirty (30) days after such cessation (but not beyond the Option Period). Any exercise of options after such cessation may be only to the extent of the full number of shares the Optionee was entitled to purchase under the option on the date of such cessation, plus a portion of the additional number of shares, if any, he would have become entitled to purchase on the next anniversary date of the Date of the Grant of the option following such cessation, such portion to be determined by multiplying such additional number of shares by a fraction, the numerator of which shall be the number of days from the anniversary date of the Date of Grant preceding such cessation to the date of such cessation and the denominator of which shall be 365. Such portion shall be rounded, if necessary to the nearest whole share.

   b. If Optionee becomes permanently disabled and ceases by reason thereof to be a director, officer or employee of the Company or if Optionee dies while a director, officer or employee of the Company, any options held by such permanently disabled or deceased Optionee will continue in effect and may be exercised in accordance with their terms for a period of six (6) months from the date of the Optionee's permanent disability or death (but not beyond the Option Period) by Optionee in the case of permanent disability, or, in the case of death, by the executor or administrator of Optionee's estate, or in the event there is no such executor or administrator, by the person or persons to who Optionee's rights under the option shall pass by will or the laws of descent and distribution. Optionee will be deemed to be permanently disabled if Optionee is, by reason or any medically determined physical or mental impairment expected to result in death or to be of continuous duration of not less than one year, unable to engage in substantial gainful employment.

  c. If the termination of Optionee's position as a director, officer or employee of the Company is for cause (including, but not limited to, any act of dishonesty, unethical conduct, willful misconduct, fraud or embezzlement, or any unauthorized disclosure of confidential information or trade secrets, any of which occurs in connection with the optionee's position as a director, officer or employee of the Company), the unvested options held by Optionee shall thereupon be canceled and Optionee shall have no right to exercise any part of such unvested options after such termination. Notwithstanding the foregoing, vested options held by Optionee shall not be subject to termination and shall continue in full force and effect in accordance with the terms thereof.

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   d. Options shall not be affected by authorized leaves of absence so long as
Optionee continues to be a director, officer or employee of the Company.

   6. Nontransferability of Options.

   During the lifetime of Optionee, options granted hereunder shall be exercisable only by Optionee (or his or her duly appointed and acting guardian or conservator) and shall not be assignable or transferable. In the event of the death of an optionee, options granted hereunder shall not be transferable other than by will or by the laws of descent and distribution. Options may, however, be surrendered to the Company for cancellation for such consideration and upon such terms as may be mutually agreed upon by the Company and the holder of such options.

   7. Effective Date and Expiration of the Plan.

   The Plan becomes effective upon its adoption by the Board of Directors. Unless sooner terminated, the Plan shall expire on October 1, 2001.

   8. Amendment and Termination of Plan Prior to Expiration of Date.

   At any time prior to the expiration of the Plan, the Board my terminate, suspend, modify or amend the Plan, provided that in no event shall any termination, suspension, modification or amendment of the Plan alter or impair, without the consent of the respective Optionee, any rights or obligations under options theretofore granted under the Plan, subject only to cancellation as provided in Section 6 and in the following Section 12.

   9. Compliance with Applicable Law.

   This Plan, options granted hereunder, and the issuance of Common Stock upon exercise of such options are or may be subject to compliance with various laws and the rules, regulations and policies of various regulatory bodies and agencies, including the Securities and Exchange Commission and the California Department of Corporations, as now in effect or as may hereafter be adopted or amended. The grant of options under the Plan and the issuance of Common Stock upon the exercise thereof are each expressly conditioned upon compliance with all such laws, rules, regulations and policies.

   10. Delivery of Financial Information

   During such time as options remain outstanding hereunder, the Company shall deliver to the optionees financial and other information regarding the Company in accordance with Rule 260.140.46 of Title 10, Chapter 3 of the California Code of Regulations.

   11. Cancellation of Options.

   At any time prior to the expiration of the Plan, the Board may, with the written consent of the optionee, cancel all options, or any portion thereof previously granted to such optionee.

   12. No Rights as Shareholder.

   An Optionee hereunder shall have no rights as a shareholder with respect to any shares of Common Stock covered by options granted hereunder until the date of issuance of a stock certificate to such optionee. Except as may be provided under Section 6 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

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   13. Limitation of Rights; Employment Relationship.

   Neither the establishment of the Plan or any modifications thereof, nor the grant of any options hereunder, shall be construed as giving to any optionee or any other person any legal or equitable right against the Company except as specifically provided herein; and, in no event, shall the terms of employment of any employee be modified or in any way be affected hereby.



Note: The foregoing Scott McClendon Non-Qualified Stock Option Agreement was adopted by the Board of Directors on October 16, 1991.


OVERLAND DATA, INC.


/s/ Martin D. Gray
--------------------
BY: Martin D. Gray
    Secretary